Exhibit 5.1

February 10, 2004

KVH Industries, Inc. 50 Enterprise Center Middletown, RI 02842

Ladies and Gentlemen:

We have acted as counsel to KVH Industries, Inc., a Delaware corporation (the “Company”), in connection with the filing on the date hereof of a Registration Statement on Form S-3 (the “Rule 462(b) Registration Statement”) with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 462(b) under the Securities Act of 1933, as amended (the “Securities Act”). The Rule 462(b) Registration Statement registers 162,500 shares (the “Shares”) of common stock, par value $0.01 per share, of the Company (the “Common Stock”) for the same offering that the Company is conducting under its Registration Statement on Form S-3, Registration No. 333-110802 (the “Initial Registration Statement”), filed with the Commission under the Securities Act, the related Prospectus (the “Prospectus”) dated December 5, 2003 and the related Prospectus Supplement (the “Prospectus Supplement”) dated the date hereof relating to the proposed public offering by the Company of an aggregate of up to 3,162,500 shares of Common Stock, including the Shares. The public offering is to be made pursuant to an Underwriting Agreement (the “Underwriting Agreement”) dated February 9, 2004 by and among the Company and Needham & Company, Inc., SG Cowen Securities Corporation, Raymond James & Associates, Inc. and C.E. Unterberg, Towbin, as representatives of the underwriters set forth on Schedule I thereto (the “Underwriters”).

We are familiar with the Company’s Certificate of Incorporation and all amendments thereto and restatements thereof, its By-Laws and all amendments thereto and restatements thereof, the records of meetings and consents of its Board of Directors and of its stockholders provided to us by the Company, and its stock records. In addition, we have examined and relied on the originals or copies certified or otherwise identified to our satisfaction of all such corporate records of the Company and such other instruments and other certificates of public officials, officers and representatives of the Company and such other persons, and we have made such investigations of law, as we have deemed appropriate as a basis for the opinions expressed below.

We express no opinion as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such Law and such Constitution) and the federal laws of the United States of America.

Seaport World Trade Center West / 155 Seaport Blvd. / Boston, MA 02210-2600 / TEL: 617.832.1000 / FAX: 617.832.7000

Foley Hoag LLP	Boston	Washington, DC	www.foleyhoag.com

KVH Industries, Inc. February 10, 2004 Page 2

Based upon and subject to the foregoing, it is our opinion that the issuance, offer and sale of the Shares as described in the Rule 462(b) Registration Statement (which includes the contents of the Initial Registration Statement), the Prospectus and the Prospectus Supplement have been duly authorized by all necessary corporate action on the part of the Company and that the Shares, when issued and paid for as contemplated by the Underwriting Agreement, will be validly issued, fully paid and nonassessable.

We consent to the filing of this opinion as an exhibit to the Rule 462(b) Registration Statement and to the reference to us under the heading “Legal Matters” in each of the Prospectus and the Prospectus Supplement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Securities and Exchange Commission.

Sincerely,

FOLEY HOAG LLP

By:	/s/ Adam Sonnenschein A Partner